N E W S R E L E A S E

For Immediate Release

UNITEDHEALTH GROUP, AMIL TO COMBINE

•	Leaders in U.S. and Brazilian markets join to form the largest, most diversified health care company serving The Americas

•	Combined clinical, technology and operating capabilities establishes a distinctive growth platform to serve the needs of well-positioned, expanding economies

•	Growth diversification alongside UnitedHealth Group's market leading UnitedHealthcare and Optum businesses

•	Sustains and strengthens Amil's growth and potential in Brazil and in serving emerging markets going forward

Minnetonka, MN and Rio de Janeiro, Brazil (October 8, 2012) - UnitedHealth Group (NYSE: UNH) and Amil Participações S.A. (BM&FBOVESPA: AMIL3) announced today that the companies have agreed to merge, bringing together two leading organizations with the broad scale, distinctive resources and advanced technology to help modernize the performance of the health systems and serve the health care needs of consumers in their markets in the Americas.

Amil is Brazil's largest health care company, providing health and dental benefits, hospital and clinical services, and advanced care management resources to more than 5 million people. Outside the United States, Brazil is the largest and fastest growing private health care market in the Americas.

UnitedHealth Group is the largest health benefits and services company in the United States and a leader in innovative approaches to improving consumer health and advancing the health care system.

“Brazil has emerged as a consistently growing and evolving market for private sector health benefits and services. Its growing economy, emerging middle class and progressive policies toward managed care make it a high potential growth market,” said Stephen J. Hemsley, president and CEO of UnitedHealth Group. “Combining Amil, the clear market leader serving an under-penetrated market of nearly 200 million people, with UnitedHealth Group's experiences and capabilities developed over the last three decades is the most compelling growth and value creation opportunity we have seen in years.”

Dr. Edson Bueno, founder and chief executive officer of Amil, said, “Our union with UnitedHealth Group will enable us to bring advanced technology, a tradition of practical innovation, service initiatives and clinical programs to further strengthen health care in Brazil, and enable Amil to grow faster and do more to care for patients and serve consumers as a leading Brazilian company.”

Expanding Market in Brazil and Market Leading Position

Supported by an economy with average GDP per capita growing at a compound annual rate of 19.4 percent since 2003, and a GDP per capita almost 2.5 times that of China, demand for private health care coverage continues to rise in Brazil. Private health benefit membership rose from 35 million people in 2005 to nearly 48 million in 2011, but still serves only about 25 percent of the population, compared with nearly 80 percent penetration in the U.S.

Amil uniquely in Brazil offers a full range of health benefits products across an array of price points, as well as robust dental benefits. Amil's 2012 annualized revenues, in the range of $5 billion, represents an increase of 15 percent over 2011. The company's market position has been built through a focus on innovative products, responsive service, strong brands, and affordable access to private health care delivery resources.

Amil operates a distinctive care delivery model, which efficiently integrates health benefits with care services on a selective basis. Its owned delivery network includes 22 hospitals and nearly 50 clinics, plus a number of leading specialty and preventive care outpatient clinics and emergency care centers. Amil maintains the largest care network serving Brazil, including 44,000 doctors, 3,300 hospitals, nearly 11,000 outpatient clinics and 12,000 ancillary service facilities. The combination of patient-focused disease management programs, effective alignment with and direction of patients to clinical centers of excellence for complex procedures, and the performance of its integrated network have consistently produced superior clinical outcomes and cost performance.

Transaction Details

UnitedHealth Group intends to acquire 90 percent of the 359 million outstanding common shares of Amil for approximately $4.9 billion in cash. This includes realizable Brazilian tax benefits worth an estimated present value of $600 million, bringing the effective equity purchase price to approximately $4.3 billion.

The purchase will be completed in two steps. Upon Brazilian regulatory approval, expected in the fourth quarter of 2012, UnitedHealth Group will purchase approximately 60 percent of the outstanding shares from controlling shareholders and management and, in the first half of 2013, will advance a tender offer to purchase approximately 30 percent from public shareholders. Amil's founder, Dr. Bueno, and his partner, Dr. Dulce Pugliese, currently control approximately 70 percent of the shares and will retain the remaining 10 percent for at least five years. Amil's CEO has further committed to investing approximately $470 million in UnitedHealth Group shares and holding those shares for the same five year term.

The combination is expected to be slightly accretive to UnitedHealth Group's earnings per share in 2013. UnitedHealth Group expects its debt to total capital ratio to rise temporarily to approximately 36 percent at the end of the year, but return to below 35 percent by the end of the second quarter of 2013. UnitedHealth Group remains committed to the forward development of its dividend policy. Its share repurchase program will continue, paced to accommodate acquisition funding and capital ratio objectives.

Amil's Founder Continues to Lead Company and Joins UnitedHealth's Board

Amil's founder, Dr. Edson Bueno, will continue to lead the company as chairman and CEO, and the experienced Amil leadership team will continue in their current positions. In addition, Dr. Bueno will bring his experience and knowledge of international health care and integrated care systems as a new member of UnitedHealth Group's board of directors upon the transaction's close.

Richard Burke, chairman of the UnitedHealth Group board of directors said, “A highly trained and experienced physician and talented entrepreneur with deep expertise across the continuum of care, Dr. Bueno will be a strong addition to our board of directors. He is highly respected throughout Brazil, Latin America and in global health care circles.”

UnitedHealth Group Preliminary Third Quarter Results

UnitedHealth Group net earnings for the third quarter 2012 are expected to be a least $1.45 per share, with medical enrollment growth of over 650,000 people in the quarter and Optum clearly on its growth pace for the quarter and year. Medical costs remained well managed again this quarter. A full update on UnitedHealth Group's third quarter earnings and expectations for the remainder of 2012 will be provided on its third quarter earnings call scheduled for October 16.

Presentation Available; Analyst/Investor Conference Call Scheduled

A presentation summarizing the Brazilian market and Amil's position and results is available on the Investors page of UnitedHealth Group's website at www.unitedhealthgroup.com.

Senior members of UnitedHealth Group and Amil's management teams will discuss the new partnership with analysts and investors in a public conference call on October 8, 2012 at 8:45 a.m., Eastern Daylight Time. UnitedHealth Group will have an audio webcast from, and will post a copy of management's remarks on the Investors page of its website at www.unitedhealthgroup.com.

Investors can access the call at 866-952-1907 (domestic) and 785-424-1826 (international), passcode UNH1008.  The Company recommends calling approximately 10-15 minutes before the start of the call. A replay of the call will be available for seven days and can be accessed at 800-677-6124 (domestic) and 402-220-0664 (international).

About Amil
Amil Participações S.A. is the largest healthcare organization in Brazil, according to the Brazilian managed care regulator (ANS), currently assisting more than 5 million people in the states of São Paulo, Rio de Janeiro, Paraná, Minas Gerais, Pernambuco, Bahia, Rio Grande do Norte and the Distrito Federal. The Company has the largest provider network in the country, including over 44,000 physicians; 3,300 hospitals; 11,000 outpatient facilities; and 12,000 laboratories and diagnostic imaging centers. Amil also owns one of the largest private hospital networks in Brazil, with 22 hospitals and 2 others under construction. Amil, which began its activities in 1978, offers a wide range of healthcare and dental plans for small, medium and large companies, as well as plans for individuals from all income segments, offering its members access to carefully selected healthcare service providers.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minnesota, UnitedHealth Group offers a broad spectrum of products and services through two business platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Contacts
UnitedHealth Group

Investors: John Penshorn (952) 936-7214

Media:      Don Nathan (952) 936-1885

Amil
Investors: Erwin Kleuser +55 (21) 3805-1155

Media:      Euro Comunicação (21) 3204-3204 and CDN Comunicação (11) 4084-4800

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including potential failure to account for all material revenues, income, costs and expenses that may affect our estimated earnings per share result for the third quarter of 2012; failure to complete or receive anticipated benefits of the Amil acquisition; our ability to generate sufficient funds to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; and foreign currency translation fluctuations and changes in capital markets conditions, our capital requirements or our estimated results of operations that may result in debt to capital ratio that is lower or higher than we anticipated.

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